Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Third Quarter 2021 Results and
Raises Full-Year Guidance
STAMFORD, Conn. – October 27, 2021 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter of 2021. As further described below, the company raised its full-year 2021 guidance for total revenue and adjusted EBITDA. The company also raised its full-year guidance for net rental capital expenditures after gross purchases and, to a lesser extent, for net cash provided by operating expenses, which resulted in a reduction in its free cash flow guidance (excluding the impact of merger and restructuring related payments).
Third Quarter 2021 Highlights
•Total revenue of $2.596 billion, including rental revenue1 of $2.277 billion.
•Fleet productivity2 increased 13.5% year-over-year.
•Net income of $409 million, implying a net income margin3 of 15.8%. GAAP diluted earnings per share of $5.63, and adjusted EPS3 of $6.58.
•Adjusted EBITDA3 of $1.233 billion, implying an adjusted EBITDA margin3 of 47.5%.
•$3.021 billion of net cash from operating activities year-to-date; free cash flow4 of $1.254 billion, including gross rental capital spending of $2.308 billion.
•Net leverage ratio5 of 2.4x, with total liquidity5 of $2.611 billion, at September 30, 2021.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We were very pleased with our third quarter performance, with rental results coming in ahead of expectations as our team serviced our customers in a safe and efficient manner through the busiest part of our year. Importantly, the momentum we’ve experienced from the broad-based recovery of our end-markets supports our raising full year guidance for both total revenue and adjusted EBITDA. Our update also includes an increase to rental capex, reflecting incremental fleet we plan to purchase in the fourth quarter as we look to support growth next year.”
Flannery continued, “While early in our planning process, virtually all key indicators point to a sustained recovery. At this same time, the industry has remained disciplined and our strategic partnerships with key suppliers will benefit the company as we invest in fleet to support our customers. Combined, this should position us to deliver strong growth, improved margins and attractive returns in 2022.”
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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
3.Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Free cash flow is a non-GAAP measure as defined in the table below. See the table below for a reconciliation to the most comparable GAAP measure.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

Updated 2021 Outlook
The company has updated its 2021 outlook as shown below.

	Prior Outlook	Current Outlook
Total revenue	$9.45 billion to $9.75 billion	$9.60 billion to $9.75 billion
Adjusted EBITDA[6]	$4.225 billion to $4.375 billion	$4.325 billion to $4.400 billion
Net rental capital expenditures after gross purchases	$1.5 billion to $1.7 billion, after gross purchases of $2.5 billion to $2.7 billion	$1.75 billion to $1.95 billion, after gross purchases of $2.75 billion to $2.95 billion
Net cash provided by operating activities	$3.25 billion to $3.65 billion	$3.375 billion to $3.725 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$1.6 billion to $1.8 billion	$1.45 billion to $1.65 billion
Summary of Third Quarter 2021 Financial Results
•Rental revenue for the quarter was $2.277 billion, reflecting an increase of 22.4% year-over-year. The increase reflects the pronounced impact of COVID-19 in the third quarter of 2020, in addition to the continuing recovery of activity across the end-markets served by the company. Fleet productivity increased 13.5% year-over-year, in large part due to better fleet absorption.
•Used equipment sales in the quarter decreased 8.0% year-over-year. These sales generated $183 million of proceeds at a GAAP gross margin of 45.9% and an adjusted gross margin7 of 50.3%; this compares with $199 million at a GAAP gross margin of 38.2% and an adjusted gross margin of 44.2% for the same period last year. The gross margin increases were primarily due to stronger pricing, which rose sequentially for the fourth consecutive quarter. Used equipment proceeds in the quarter were 60% of original equipment cost ("OEC"), compared to 51% in the year-ago period.
•Net income for the quarter increased 96.6% year-over-year to $409 million, while net income margin increased 630 basis points to 15.8%, primarily reflecting improved gross margins from rental revenue and used equipment sales, decreased non-rental depreciation and amortization as a percentage of revenue, and a $146 million, or 53%, reduction in net interest expense, including the impact of debt redemption losses. Excluding the impact of these debt redemption losses, net interest expense decreased 14% primarily due to a reduction in the average cost of debt. The impact of these items was partially offset by higher selling, general and administrative ("SG&A") and income tax expenses. The SG&A expense increase primarily reflects higher bonus and stock compensation expenses. Income tax expense increased $74 million, or 110%, and the effective income tax rate of 25.6% reflects a year-over-year increase of 120 basis points.
•Adjusted EBITDA for the quarter increased 14.1% year-over-year to $1.233 billion, while adjusted EBITDA margin decreased 190 basis points to 47.5%. The decrease in adjusted EBITDA margin primarily reflected a 190 basis point reduction in rental margin (excluding depreciation), largely due to a higher bonus accrual, increased delivery expense, and an increase in insurance costs year-over-year due in large part to one-time insurance recoveries realized in the third quarter of 2020. The impact of increased SG&A bonus expense was offset by improved gross margins from used and new equipment sales, and a larger proportion of revenue from higher margin (excluding depreciation) rental revenue.

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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment had a 17.6% year-over-year increase in rental revenue to $1.636 billion for the quarter. Rental gross margin increased by 70 basis points to 39.7%, primarily due to a reduction in depreciation expense as a percentage of revenue, partially offset by a higher bonus accrual, the impact of the 2020 insurance recoveries discussed above and increases in certain operating expenses, including delivery costs, as a percentage of revenue.
•Specialty rentals segment rental revenue increased 36.4% year-over-year, including the impact of the recent acquisition of General Finance Corporation (“General Finance”), to $641 million for the quarter. On a pro forma basis, including the standalone, pre-acquisition revenues of General Finance, Specialty rental revenue increased 23%. Rental gross margin increased by 170 basis points to 51.5%, due primarily to reductions in depreciation and labor expenses as a percentage of revenue, partially offset by a higher proportion of revenue from certain lower margin ancillary fees in 2021 and increases in certain operating expenses as a percentage of revenue.
•Cash flow from operating activities increased 32.0% year-over-year to $3.021 billion for the first nine months of 2021, and free cash flow, including aggregated merger and restructuring payments, decreased 37.5% to $1.254 billion. The decrease in free cash flow was mainly due to higher net rental capital expenditures, which increased $1.462 billion, partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 2.4x at September 30, 2021, flat with December 31, 2020. Year-to-date, net debt increased by $304 million, primarily reflecting the use of cash and borrowings under the ABL facility to fund the acquisition of General Finance, offset in part by cash generated from operations and the net impact of issued and redeemed debt.
•Total liquidity was $2.611 billion as of September 30, 2021, including $320 million of cash and cash equivalents.
•Return on invested capital (ROIC)8 increased 30 basis points both sequentially and year-over-year to 9.5% for the 12 months ended September 30, 2021. The year-over-year increase in ROIC was primarily due to an increase in after-tax operating income. ROIC exceeded the company’s current weighted average cost of capital of approximately 8.0%.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 28, 2021, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 2488855.

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8.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,278 rental locations in North America, 11 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 20,100 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,300 classes of equipment for rent with a total original cost of $15.72 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding emerging variant strains of the coronavirus (COVID-19), and regarding the length of time it will take for the COVID-19 pandemic to subside, including the time it will take for vaccines to be broadly distributed and accepted in the United States and the rest of the world, and the effectiveness of such vaccines in slowing or stopping the spread of COVID-19 and mitigating the economic effects of the pandemic; (3) the impact of the COVID-19 pandemic on global economic conditions, including the impact of the various measures that have been implemented to protect public health, many of which reduced, and could in the future again reduce, demand for equipment rentals; (4) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (5) rates we charge and time utilization we achieve being less than anticipated (including as a result of COVID-19); (6) excess fleet in the equipment rental industry, including as a result of reduced demand for fleet due to the impacts of COVID-19 on our customers; (7) inability to benefit from government spending, including spending associated with infrastructure projects; (8) trends in oil and natural gas could adversely affect the demand for our services and products; (9) competition from existing and new competitors; (10) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (11) the inability to refinance our indebtedness on terms that are favorable to us (including as a result of volatility and uncertainty in capital markets due to COVID-19), or at all; (12) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (13) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (14) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (15) inability to access the capital that our businesses or growth plans may require (including as a result of uncertainty in capital or other financial markets due to COVID-19); (16) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (17) the incurrence of impairment charges; (18) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated (for example, due to COVID-19); (19) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (20) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (21) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (22) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Equipment rentals	$2,277	$1,861	$5,895	$5,286
Sales of rental equipment	183	199	644	583
Sales of new equipment	47	54	153	169
Contractor supplies sales	29	25	80	73
Service and other revenues	60	48	168	140
Total revenues	2,596	2,187	6,940	6,251
Cost of revenues:
Cost of equipment rentals, excluding depreciation	886	689	2,416	2,083
Depreciation of rental equipment	412	395	1,172	1,216
Cost of rental equipment sales	99	123	373	353
Cost of new equipment sales	38	47	128	147
Cost of contractor supplies sales	21	18	57	52
Cost of service and other revenues	37	29	102	86
Total cost of revenues	1,493	1,301	4,248	3,937
Gross profit	1,103	886	2,692	2,314
Selling, general and administrative expenses	326	232	877	721
Merger related costs	—	—	3	—
Restructuring charge	—	6	1	11
Non-rental depreciation and amortization	98	97	279	292
Operating income	679	551	1,532	1,290
Interest expense, net	132	278	331	544
Other income, net	(3)	(2)	(1)	(6)
Income before provision for income taxes	550	275	1,202	752
Provision for income taxes	141	67	297	159
Net income	$409	$208	$905	$593
Diluted earnings per share	$5.63	$2.87	$12.45	$8.12

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$320	$202
Accounts receivable, net	1,602	1,315
Inventory	166	125
Prepaid expenses and other assets	112	375
Total current assets	2,200	2,017
Rental equipment, net	10,541	8,705
Property and equipment, net	626	604
Goodwill	5,458	5,168
Other intangible assets, net	662	648
Operating lease right-of-use assets	775	688
Other long-term assets	44	38
Total assets	$20,306	$17,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$888	$704
Accounts payable	1,057	466
Accrued expenses and other liabilities	807	720
Total current liabilities	2,752	1,890
Long-term debt	9,216	8,978
Deferred taxes	2,081	1,768
Operating lease liabilities	615	549
Other long-term liabilities	159	138
Total liabilities	14,823	13,323
Common stock	1	1
Additional paid-in capital	2,538	2,482
Retained earnings	7,070	6,165
Treasury stock	(3,957)	(3,957)
Accumulated other comprehensive loss	(169)	(146)
Total stockholders’ equity	5,483	4,545
Total liabilities and stockholders’ equity	$20,306	$17,868

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income	$409	$208	$905	$593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	510	492	1,451	1,508
Amortization of deferred financing costs and original issue discounts	3	4	9	11
Gain on sales of rental equipment	(84)	(76)	(271)	(230)
Gain on sales of non-rental equipment	(2)	(2)	(6)	(5)
Insurance proceeds from damaged equipment	(5)	(21)	(19)	(34)
Stock compensation expense, net	33	18	89	46
Merger related costs	—	—	3	—
Restructuring charge	—	6	1	11
Loss on repurchase/redemption of debt securities and amendment of ABL facility	30	159	30	159
Increase (decrease) in deferred taxes	84	(4)	157	(66)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(206)	(95)	(224)	202
Decrease in inventory	6	—	8	12
Decrease in prepaid expenses and other assets	96	32	306	30
Increase in accounts payable	163	223	548	88
Increase (decrease) in accrued expenses and other liabilities	50	(117)	34	(37)
Net cash provided by operating activities	1,087	827	3,021	2,288
Cash Flows From Investing Activities:
Purchases of rental equipment	(1,100)	(432)	(2,308)	(785)
Purchases of non-rental equipment and intangible assets	(89)	(43)	(142)	(145)
Proceeds from sales of rental equipment	183	199	644	583
Proceeds from sales of non-rental equipment	6	11	20	31
Insurance proceeds from damaged equipment	5	21	19	34
Purchases of other companies, net of cash acquired	—	—	(1,435)	(2)
Purchases of investments	—	(1)	(1)	(2)
Net cash used in investing activities	(995)	(245)	(3,203)	(286)
Cash Flows From Financing Activities:
Proceeds from debt	3,262	3,631	7,030	7,251
Payments of debt	(3,356)	(4,149)	(6,694)	(8,829)
Payments of financing costs	(8)	(13)	(8)	(23)
Proceeds from the exercise of common stock options	—	—	—	1
Common stock repurchased (1)	(1)	(5)	(33)	(281)
Net cash (used in) provided by financing activities	(103)	(536)	295	(1,881)
Effect of foreign exchange rates	(5)	1	5	1
Net (decrease) increase in cash and cash equivalents	(16)	47	118	122
Cash and cash equivalents at beginning of period	336	127	202	52
Cash and cash equivalents at end of period	$320	$174	$320	$174
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$43	$218	$151	$239
Cash paid for interest	167	179	362	438
(1)We have a $500 million share repurchase program that commenced in the first quarter of 2020 and was intended to run for 12 months. We have decided to pause repurchases under the program due to the COVID-19 pandemic. At this time, we are unable to estimate if, or when, the program will be restarted, and repurchases under the program could resume at any time. The common stock repurchases include i) shares repurchased pursuant to our share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2021	8.7%	(1.5)%	13.5%	1.7%	22.4%
Nine Months Ended September 30, 2021	1.0%	(1.5)%	10.3%	1.7%	11.5%
Please refer to our Third Quarter 2021 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The positive fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions. The rental volume declines were more pronounced in 2020.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2020	Change	2021	2020	Change
General Rentals
Reportable segment equipment rentals revenue	$1,636	$1,391	17.6%	$4,375	$4,040	8.3%
Reportable segment equipment rentals gross profit	649	543	19.5%	1,586	1,410	12.5%
Reportable segment equipment rentals gross margin	39.7%	39.0%	70 bps	36.3%	34.9%	140 bps
Specialty
Reportable segment equipment rentals revenue	$641	$470	36.4%	$1,520	$1,246	22.0%
Reportable segment equipment rentals gross profit	330	234	41.0%	721	577	25.0%
Reportable segment equipment rentals gross margin	51.5%	49.8%	170 bps	47.4%	46.3%	110 bps
Total United Rentals
Total equipment rentals revenue	$2,277	$1,861	22.4%	$5,895	$5,286	11.5%
Total equipment rentals gross profit	979	777	26.0%	2,307	1,987	16.1%
Total equipment rentals gross margin	43.0%	41.8%	120 bps	39.1%	37.6%	150 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Numerator:
Net income available to common stockholders	$409	$208	$905	$593
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.5	72.2	72.4	72.8
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.2	0.3	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.7	72.4	72.7	73.0
Diluted earnings per share	$5.63	$2.87	$12.45	$8.12

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Earnings per share - GAAP, as-reported	$5.63	$2.87	$12.45	$8.12
After-tax impact of:
Merger related costs (2)	—	—	0.03	—
Merger related intangible asset amortization (3)	0.53	0.55	1.50	1.71
Impact on depreciation related to acquired fleet and property and equipment (4)	0.01	0.06	0.04	0.12
Impact of the fair value mark-up of acquired fleet (5)	0.08	0.12	0.28	0.35
Restructuring charge (6)	—	0.06	0.02	0.11
Asset impairment charge (7)	0.02	0.10	0.06	0.37
Loss on repurchase/redemption of debt securities and amendment of ABL facility (8)	0.31	1.64	0.31	1.63
Earnings per share - adjusted	$6.58	$5.40	$14.69	$12.41
Tax rate applied to above adjustments (1)	25.2%	25.2%	25.3%	25.2%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The 2020 charges primarily reflect the discontinuation of certain equipment programs, and were not related to COVID-19.
(8)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$409	$208	$905	$593
Provision for income taxes	141	67	297	159
Interest expense, net	132	278	331	544
Depreciation of rental equipment	412	395	1,172	1,216
Non-rental depreciation and amortization	98	97	279	292
EBITDA	$1,192	$1,045	$2,984	$2,804
Merger related costs (1)	—	—	3	—
Restructuring charge (2)	—	6	1	11
Stock compensation expense, net (3)	33	18	89	46
Impact of the fair value mark-up of acquired fleet (4)	8	12	28	34
Adjusted EBITDA	$1,233	$1,081	$3,105	$2,895
Net income margin	15.8%	9.5%	13.0%	9.5%
Adjusted EBITDA margin	47.5%	49.4%	44.7%	46.3%
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,087	$827	$3,021	$2,288
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(9)	(11)
Gain on sales of rental equipment	84	76	271	230
Gain on sales of non-rental equipment	2	2	6	5
Insurance proceeds from damaged equipment	5	21	19	34
Merger related costs (1)	—	—	(3)	—
Restructuring charge (2)	—	(6)	(1)	(11)
Stock compensation expense, net (3)	(33)	(18)	(89)	(46)
Loss on repurchase/redemption of debt securities and amendment of ABL facility (5)	(30)	(159)	(30)	(159)
Changes in assets and liabilities	(130)	(91)	(714)	(203)
Cash paid for interest	167	179	362	438
Cash paid for income taxes, net	43	218	151	239
EBITDA	$1,192	$1,045	$2,984	$2,804
Add back:
Merger related costs (1)	—	—	3	—
Restructuring charge (2)	—	6	1	11
Stock compensation expense, net (3)	33	18	89	46
Impact of the fair value mark-up of acquired fleet (4)	8	12	28	34
Adjusted EBITDA	$1,233	$1,081	$3,105	$2,895
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $351 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,087	$827	$3,021	$2,288
Purchases of rental equipment	(1,100)	(432)	(2,308)	(785)
Purchases of non-rental equipment and intangible assets	(89)	(43)	(142)	(145)
Proceeds from sales of rental equipment	183	199	644	583
Proceeds from sales of non-rental equipment	6	11	20	31
Insurance proceeds from damaged equipment	5	21	19	34
Free cash flow (1)	$92	$583	$1,254	$2,006
(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $4 million for the three months ended September 30, 2021 and 2020, respectively, and $11 million and $9 million for the nine months ended September 30, 2021 and 2020, respectively.
The table below provides a reconciliation between 2021 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$3,375- $3,725
Purchases of rental equipment	$(2,750)-$(2,950)
Proceeds from sales of rental equipment	$950-$1,050
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(125)-$(175)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,450- $1,650